Filed Pursuant to Rule 424(b)(3)
Registration No. 333-118832-09
$326,630,100 (Approximate)
SEQUOIA MORTGAGE TRUST 2005-4
Mortgage Pass-Through Certificates
SEQUOIA RESIDENTIAL FUNDING, INC.
Depositor
March 10, 2006

SECURITY	PRICE PAID	PRICE RECEIVED
Sequoia Mortgage Trust 2005-4 Class 2-B3 Certificates	94.0609%	93.3835%

     The above referenced securities were sold by RWT Holdings, Inc., at the price set forth above to Banc of America Securities LLC for sale to Acacia CDO 9, Ltd., an exempted company incorporated under the laws of the Cayman Islands (“Acacia 9”) and pledge by it to LaSalle Bank National Association, as Trustee under an Indenture dated as of March 9, 2006, among Acacia 9, Acacia CDO 9, Inc. and the Trustee.
Company Contact
Andrew Sirkis
(415) 389-7373
andy@redwoodtrust.com
The prospectus supplement dated September 26, 2005, should be read in its entirety by anyone considering an investment in the Securities being offered by RWT Holdings, Inc.
Consider carefully the risk factors beginning on page S-12 of the prospectus supplement.
The investments referred to above are not insured or guaranteed by any governmental agency.
Offers of these Securities are made by prospectus.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disproved these securities or determined if the prospectus supplement dated September
26, 2005 or this prospectus supplement are accurate or complete. Any representation to the contrary is a criminal offense.
Supplement dated March 10, 2006
to the Prospectus Supplement dated September 26, 2005